For Immediate Release	Company Steve Williamson
Monday, April 4, 2011	Contact: (580) 436-1234

Pre-Paid Legal Services Announces 2011 1st Quarter
Membership And Recruiting Results

ADA, OK, April 4, 2011 - Pre-Paid Legal Services, Inc. (NYSE: PPD), reported new memberships produced and new sales associates enrolled for the 2011 first quarter. During the 1st quarter of 2011, new sales associates enrolled decreased 56.5% compared to the first quarter of 2010. Memberships produced decreased by 18.3% while new membership fees written decreased by 23.5% and our active membership base decreased 4.9% compared to the comparable period of the previous year.

On a sequential quarterly basis, new associates enrolled decreased 41.8%, new memberships produced decreased 6.7%, new membership fees written decreased 9.0% and our active membership base decreased by 23,483 memberships.

	Three Months Ended
New Memberships:	3/31/2011	12/31/2010	3/31/2010
New legal service membership sales	103,548	110,105	128,989
New “stand-alone” IDT membership sales	6,045	7,367	5,192
Total new membership sales	109,593	117,472	134,181
New “add-on” IDT membership sales	47,663	60,416	76,309
Average Annual Membership fee	$304.40	$312.15	$325.17
Active Memberships:
Active legal service memberships at end of period	1,357,854	1,381,428	1,433,872
Active “stand-alone” IDT memberships at end of period (see note
below)	91,900	91,809	91,047
Total active memberships at end of period	1,449,754	1,473,237	1,524,919
Active “add-on” IDT memberships at end of period (see note below)	645,535	668,646	702,266
New Sales Associates:
New sales associates recruited	16,378	28,160	37,640
Average enrollment fee paid by new sales associates	$147.15	$97.33	$70.30
Average Membership fee in force:
Average Annual Membership fee	$300.81	$302.10	$302.13
Note – reflects 3,758 net transfers from “add-on” status to “stand-alone” status during the quarter

Our total active membership fees in force decreased approximately 5.4% during the last twelve months. Membership persistency rate (defined as the number of memberships in force at the end of a 12 month period as a percentage of the total of memberships in force at the beginning of such period, plus new memberships sold during such period) was 72.4% for the 12 month period ended March 31, 2011, remaining level with the 72.4% for the 12 month period ended March 31, 2010.

We anticipate announcing our 2011 first quarter financial results on Monday, April 25, 2011 after the market closes. The Company will conduct a conference call to present the first quarter results on Wednesday, April 27, 2011, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com. Questions may be submitted prior to the call via email to investor@pplsi.com.

About Us - We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of independent law firms across the U.S. and Canada, and include unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind due to the combination of our identity theft restoration partner and our provider law firms. More information about us and our products can be found at our homepage at www.prepaidlegal.com.

Forward-Looking Statements
Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our founder and Chairman, that pending or future litigation may have a material adverse effect on us if resolved unfavorably to us, that we may have compromises of our information security, that during an economic downturn in the economy consumer purchases of discretionary items may be affected which could materially harm our sales, retention rates, profitability and financial condition, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to increase our employee group membership sales, that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales, that we have repurchased more than half our outstanding shares over the past years and that completion of the merger with MidOcean is subject to conditions in the financing commitments that could impact the ability of MidOcean to obtain long-term financing, the possibility of the occurrence of an event that could constitute a Company Material Adverse Effect as defined in the merger agreement and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. Please refer to pages 20 - 23 of our 2010 Form 10-K for a more complete description of these risks. There can be no assurance that any transaction between us and MidOcean will occur, or will occur on or before July 31, 2011 as previously announced. Consummation of the merger is subject to customary conditions, including, without limitation, (i) the approval by the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the merger, (ii) the absence of any law, injunction, judgment or ruling that restrains or prohibits the consummation of the merger and (iii) the approval of Oklahoma and Florida insurance regulatory authorities. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. We undertake no duty to update any of the forward-looking statements in this release.

Additional Information and Where to Find It:
We have filed with the Securities and Exchange Commission a current report on Form 8-K, which included the merger agreement with MidOcean and related documents. The proxy statement that we plan to file with the Securities and Exchange Commission and mail to our stockholders will contain information about us, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from us by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about us without charge, from the Securities and Exchange Commission's website (http://www.sec.gov) or, without charge, from our website at http://www.prepaidlegal.com/newCorp2/investor/investor_home.html. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Pre-Paid Legal Services, Inc.

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